Exhibit 99(b)

TXU Electric Delivery Transition Bond Company LLC
Statement of Collection Account Balances as of
June 30, 2005

The balances in the sub-accounts on deposit with the trustee as of June 30, 2005 were:

	Series 2003-1	Series 2004-1

General Sub-Account	$22,663,144.32	$9,134,596.77
Capital Sub-Account	$1,077,994.95	$285,323.70
Overcollateralization Account	$0.00	$0.00

REP Deposit Account*           $1,752,802.01

* REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.